Baldwin & Lyons, Inc.
Protective Insurance Company
Sagamore Insurance Company
B & L Insurance, Ltd. (Bermuda)

1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800

Subject:  Baldwin & Lyons, Inc. First Quarter Catastrophe Pre-Announcement

Press Contact: G. Patrick Corydon
(317) 636-9800 (x7500)
corydon@baldwinandlyons.com

Indianapolis, Indiana, April 13, 2011--Baldwin & Lyons, Inc. (NASD: BWINA, BWINB) today announced that, based on preliminary information received from its ceding reinsurers, the estimated after tax loss associated with first quarter catastrophes, including the Christchurch, New Zealand, earthquake, the Sendai, Japan, earthquake and the Australian floods and Cyclone Yasi, will total $15.5 million.

The largest loss, $8.7 million, relates to the Japan earthquake while the New Zealand earthquake loss is $5.3 million and the Australian events total $1.5 million.

Management cautions that the Company's preliminary loss estimates are based on evaluations of these recently occurring events, as reported to-date, which are heavily dependent on portfolio modeling, as well as discussions with cedents and brokers.  Consequently, the actual net impact on the Company's results arising from these catastrophes could differ from the current estimates.

About the company:
Baldwin & Lyons, Inc., based in Indianapolis, Indiana, is a specialty property-casualty insurer with a leading position in providing liability coverage for large and medium-sized fleets in the transportation industry. Additionally, the company's product offerings include coverage for private passenger automobile, small fleet trucking, commercial property, and selected professional liability lines as well as a limited program of reinsurance assumed.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties. Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.